Exhibit 99.1

News Release

Susan K. Carter Joins the ON Semiconductor Board of Directors

PHOENIX, Ariz. – Oct. 28, 2020 – ON Semiconductor Corporation (Nasdaq: ON), driving energy-efficient innovations, today announced that Susan K. Carter was appointed to its board of directors and as a member of the board’s audit committee.

“We are excited to welcome Susan to the ON Semiconductor board,” said Alan Campbell, chair of ON Semiconductor’s board of directors. “Sue brings a wealth of business and financial global experiences within Fortune 500 companies and currently serves as a member of the board of directors of Air Products and Chemicals.”

“I am excited to have the opportunity to work with the board and the rest of the extraordinary team at ON Semiconductor that has a strong track record of enhancing customer and shareholder value. I look forward to supporting the company and providing guidance on its financial and operational strategies as the company continues to drive long-term sustainable growth and shareholder returns,” said Carter.

Ms. Carter brings to the board over three decades of financial and management experience in the manufacturing, automotive, aerospace, defense, and engineering and construction industries. As the chief financial officer of global publicly-held corporations, she has extensive experience in international business, finance, transformations, mergers and acquisitions, and environmental, social and governance (ESG) matters.

Ms. Carter received a Bachelor’s degree in accounting from Indiana University and a Master’s degree in business administration from Northern Illinois University. She is also a Certified Public Accountant.

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The Company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. The Company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

Kris Pugsley	Parag Agarwal
Corporate/Media Communications	Vice President - Investor Relations & Corporate Development
ON Semiconductor	ON Semiconductor
(312) 909-0661	(602) 244-3437
kris.pugsley@onsemi.com	investor@onsemi.com